Exhibit 99.1

Marchex Announces New Chief Revenue Officer

SEATTLE—(BUSINESSWIRE)— December 17, 2019 - Marchex (NASDAQ: MCHX), a leading conversational analytics company that connects the voice of the customer to your business, announced that it has hired John Roswech as Chief Revenue Officer.  In this role, Roswech will lead Marchex’s sales and customer success organizations.

Roswech has a long history of leading sales organizations at rapidly scaling technology companies. Prior to joining Marchex, he was most recently the Executive Vice President of Criteo Brand Solutions for Criteo SA, which had previously purchased HookLogic, where Roswech served as the Chief Revenue Officer.  He successfully led and scaled revenue at Aquantive, which was acquired by Microsoft, and served as President of Jingle Networks.  Roswech has a long history of building strong relationships with customers and selling analytics, data and advertising products into the enterprise customer channel.

“I am pleased to have John join our executive team to help Marchex capitalize on the emerging opportunities in our business,” said Russell Horowitz, Marchex Executive Chairman. “He is joining us at a very important time as we prepare to drive the next phase of growth with our expanding product portfolio. We believe John’s deep experience in successfully leading sales organizations, and selling data, marketing and software products is a strong fit to advance our efforts going forward. “

“I am excited to join Marchex at a key juncture in the company’s evolution,” said Roswech. “Marchex has significant untapped opportunity to become a leading conversational analytics and solutions company.  It has an impressive roster of world class customers in an emerging market and I am looking forward to leveraging my experience at high growth companies to help drive increasing adoption of Marchex’s expanding AI-driven product portfolio.”

About Marchex

Marchex understands the best customers are those who call your company - they convert faster, buy more, and churn less. Marchex provides solutions that help companies drive more calls, understand what happens on those calls, and convert more of those callers into customers. Our actionable intelligence strengthens the connection between companies and their customers, bridging the physical and digital world, to help brands maximize their marketing investments and operating efficiencies to acquire the best customers.

Please visit http://www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Marchex, Inc.
Investor Relations
Trevor Caldwell, 206-331-3600
ir@marchex.com